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                                                                    EXHIBIT 99.1



            HEALTHEON/WEBMD ANNOUNCES CLOSING OF PREVIOUSLY ANNOUNCED
                          AGREEMENT TO ACQUIRE KINETRA



ATLANTA (February 2, 2000) - Healtheon/WebMD (Nasdaq: HLTH), the first end-to-end Internet healthcare company connecting physicians and consumers to the entire healthcare industry, today announced that is has completed its acquisition of Kinetra LLC, which was previously announced on December 21, 1999. Kinetra, a joint venture between Electronic Data Systems Corp. (EDS) and Eli Lilly and Co., is a leading provider of clinical document distribution solutions
- such as laboratory and radiology reports - and administrative transactions to Integrated Delivery Networks (IDNs), large hospitals and payors.

The Kinetra acquisition provides Healtheon/WebMD with access to 200 healthcare organizations and 50,000 physician users that generate more than 50 million clinical transactions annually. By acquiring Kinetra's existing relationships and migrating its current hospital, IDN and payor connectivity to Healtheon/WebMD's Internet-based transactions, Healtheon/ WebMD is accelerating the growth of its electronic clinical transactions. The acquisition also boosts Healtheon/WebMD's clinical transaction revenue and provides the company with the opportunity to sign up Kinetra's physicians as subscribers to its professional portal, WebMD Practice(SM).

Coincident with the announcement of the Kinetra acquisition on December 21, 1999, Healtheon/WebMD also announced that Lilly had agreed to a multi-media alliance using Healtheon/WebMD's Internet content and services, and EDS and Healtheon/WebMD had formed a strategic relationship integrating Healtheon/WebMD's suite of provider and consumer Internet offerings with EDS' healthcare solutions, including integrating EDS' MetaVance(TM) product into WebMD Practice and promoting WebMD Practice to EDS' customers.

ABOUT HEALTHEON/WEBMD

Healtheon/WebMD (Nasdaq: HLTH) is the first end-to-end Internet healthcare company connecting physicians and consumers to the entire healthcare industry. Healtheon/WebMD is using the Internet to facilitate a new system for the delivery of healthcare, resulting in a single, secure environment for all communications and transactions that will enable a more efficient and cost effective healthcare system. With corporate headquarters in Atlanta and technology headquarters in Silicon Valley, the company was formed in November 1999 as a result of the merger of Healtheon Corporation, WebMD Inc., MEDE America and Medcast. For more information, visit http://www.webmd.com.



Other than historical information set forth herein, this announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the ability of Healtheon/WebMD's services to decrease costs and improve patient care. Actual results could be materially different from those discussed in this announcement. Factors that could cause actual results to differ include, among others: Healtheon/WebMD's limited operating history, continued growth in the use of the Internet, and acceptance of the Internet as a secure medium over which to conduct transactions. Additional risks associated with Healtheon/WebMD's business can be found in its recent Registration Statement on Form S-4 and other periodic filings with the SEC.




CONTACTS:
Media Relations:
Dave Faupel
404/897-2300
dfaupel@alexanderogilvy.com

Investor Relations:
John Runningen
404/495-7680
jr@webmd.net